      AS FILED WITH THE SECURITIES & EXCHANGE COMMISSION ON May 19, 1999
                                              REGISTRATION NO. 333-75881
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                       POST EFFECTIVE AMENDMENT NUMBER 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         ------------------------------
                               REGIS CORPORATION
               (Exact name of issuer as specified in its charter)

          MINNESOTA                          7231                  41-0749934
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                  7201 METRO BOULEVARD, EDINA, MINNESOTA 55439
                                 (612) 947-7777
         (Address and telephone number of principal executive offices)

           PAUL D. FINKELSTEIN, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               REGIS CORPORATION
                              7201 METRO BOULEVARD
                             EDINA, MINNESOTA 55439
                                 (612) 947-7777

           (Name, address and telephone number of agent for service)
                         ------------------------------
                          COPIES OF COMMUNICATIONS TO:

         Bert M. Gross, Esq.                     Joseph T. Kinning, Esq.
         Eric A. Bakken, Esq.                   Scott A. Hendrickson, Esq.
          Regis Corporation                Gray, Plant, Mooty, Mooty & Bennett,
                                                           P.A.
         7201 Metro Boulevard                     33 South Sixth Street
        Edina, Minnesota 55439                       3400 City Center
            (612) 947-7777                     Minneapolis, Minnesota 55402
                                                      (612) 343-2800
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT AND THE EFFECTIVE TIME OF THE PROPOSED MERGER OF REGIS MERGER SUB, INC., A NEWLY FORMED, WHOLLY-OWNED SUBSIDIARY OF REGIS CORPORATION, WITH AND INTO THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /X/ 333-75881
                         ------------------------------
                             EXPLANATORY NOTE

    This Post-Effective Amendment No. 1 to the Regis Corporation Registration Statement on Form S-4 (File No. 333-75881) is filed pursuant to Rule 462(d) under the Securities Act of 1933 solely to add an exhibit not previously filed with such Registration Statement.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES.

    (a)  EXHIBITS.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
          2*   Agreement and Plan of Merger, dated as of January 25, 1999 between Regis Corporation, Regis Merger
               Sub, Inc., and The Barbers, Hairstyling for Men & Women, Inc.

        3.1*   Election of the Registrant to become governed by Minnesota Statutes Chapter 302A and Restated
               Articles of Incorporation of the Registrant, dated March 11, 1983; Articles of Amendment to Restated
               Articles of Incorporation, dated October 29, 1984; Articles of Amendment to Restated Articles of
               Incorporation, dated August 14, 1987; Articles of Amendment to Restated Articles of Incorporation,
               dated October 21, 1987.

        3.2*   ByLaws of the Registrant.

        4.1*   Shareholder Rights Agreement dated December 23, 1996.

         5*    Opinion of Bert M. Gross regarding the validity of the Registrant's common stock to be issued in the
               Merger.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
         8*    Form of opinion of Gray, Plant, Mooty, Mooty & Bennett, P.A. regarding certain tax matters relating to the Merger.

       10.1*   Employment and Deferred Compensation Agreement dated April 14, 1998 between the Registrant and Paul
               D. Finkelstein.

       10.2*   Form of Employment and Deferred Compensation Agreement between the Registrant and six executive officers.

       10.3*   Northwestern Mutual Life Insurance Company Policy Number 10327324, dated June 1, 1987, face amount
               $400,000 owned by the Registrant, insuring the life of Paul D. Finkelstein and providing for division of death proceeds between the Registrant and the insured's designated beneficiary (split-dollar plan).

       10.4*   Schedule of omitted split-dollar insurance policies.

       10.5*   Note Agreement dated as of June 21, 1991 between the Registrant and The Prudential Insurance Company of America.

       10.6*   Modification of Note Agreement between the Registrant and The Prudential Insurance Company of America
               dated July 21, 1995.

       10.7*   Employee Stock Ownership Plan and Trust Agreement dated as of May 15, 1992 between the Registrant and
               Myron Kunin and Paul D. Finkelstein, Trustees.

       10.8*   Executive Stock Award Plan and Trust Agreement dated as of July 1, 1992 between the Registrant and
               Myron Kunin, Trustee.

       10.9*   Revolving Credit Agreement dated as of June 21, 1994 between the Registrant and LaSalle National Bank and Bank Hapoalim.

      10.10*   Modification to Senior Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank Hapoalim dated July 20, 1995.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.11*   Employee Profit Sharing Plan and Trust Agreement, amended June 22, 1994 between the Registrant and
               Myron Kunin, Trustee.

      10.12*   Survivor Benefit Agreement dated June 27, 1994 between Regis and Myron Kunin.

      10.13*   Private Shelf Agreement dated as of July 25, 1995 between the Registrant and the Prudential Insurance
               Company of America.

      10.14*   Modification to Senior Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank Hapoalim dated March 19, 1996.

      10.15*   Series A Senior Note dated as of February 21, 1996 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.16*   Modification to Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank
               Hapoalim dated March 19, 1996.

      10.17*   Asset Purchase Agreement between the Registrant and National Hair Care Centers LLC.

      10.18*   Series B Senior Note dated as of June 10, 1996 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.19*   Modification to Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank
               Hapoalim dated July 9, 1996.

      10.20*   Agreement and Plan of Merger between the Registrant and Supercuts, Inc.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.21*   Series C Senior Note dated as of October 28, 1996 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.22*   Term Note A Agreement between the Registrant and LaSalle National Bank dated October 28, 1996.

      10.23*   Series D Senior Note dated as of December 13, 1996 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.24*   Modification to Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank
               Hapoalim dated March 19, 1997.

      10.25*   Series E Senior Note dated as of April 7, 1997 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.26*   Compensation and Non-competition Agreement dated May 7, 1997 between the Registrant and Myron Kunin.

      10.27*   Term Note B Agreement between the Registrant and LaSalle National Bank dated July 11, 1997.

      10.28*   Modification of Private Shelf Agreement between the Registrant and the Prudential Insurance Company of America dated July 11, 1997.

      10.29*   Series F Senior Note dated as of July 28, 1997 drawn from Private Shelf Agreement between the
               Registrant and the Prudential Insurance Company of America.

      10.30*   Modification of Private Shelf Agreement between the Registrant and the Prudential Insurance Company of America dated October 1, 1997.

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      10.31*   Private Shelf Agreement dated as of December 19, 1997 between the Registrant and INC Investment
               Management, Inc.

      10.32*   Series R-1 Senior Note dated as of December 19, 1997 drawn from Private Shelf between Registrant and
               INC Investment Management, Inc.

      10.33*   Series R-2 Senior Note dated as of December 19, 1997 drawn from Private Shelf between Registrant and
               INC Investment Management, Inc.

      10.34*   Modification to Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank
               Hapoalim dated December 30, 1997.

      10.35*   Revolving Credit Agreement dated as of May 5, 1998 between the Registrant and Bank of America
               National Trust and Savings Association.

      10.36*   Series G Senior Note dated as of July 10, 1998 between the Registrant and Prudential Insurance
               Company of America.

      10.37*   Modification to Revolving Credit Agreement between the Registrant and LaSalle National Bank and Bank
               Hapoalim dated September 1, 1998.

      10.38*   Variation and Restatement Agreement dated as of August 10, 1998 between Regis Europe Limited and
               National Westminster Bank Plc.

      10.39*   Term Note C Agreement between the Registrant and LaSalle National Bank dated September 1, 1998.

         15**  Letter regarding unaudited interim financial information.

         21*   Subsidiaries of the Registrant

      23.1*    Consent of PricewaterhouseCoopers LLP with respect to the audited consolidated financial statements of Regis Corporation

   EXHIBIT
     NO.                                                    DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      23.2*    Consent of Ernst & Young LLP with respect to the financial statements of The Barbers, Hairstyling for
               Men & Women, Inc.

      23.3*    Consent of U.S. Bancorp Piper Jaffray Inc.

      23.4*    Consent of Bert M. Gross, General Counsel of Regis (contained in Exhibit 5)

      23.5*    Consent of Gray, Plant, Mooty, Mooty & Bennett, P.A. (contained in Exhibit 8)

        24*    Powers of Attorney (see signature page)

      99.1*    Form of The Barbers, Hairstyling for Men & Women, Inc. Proxy Card

      99.2*    Florence F. Francis Voting Agreement

      99.3*    Florence F. Francis Noncompetition Agreement

      99.4*    Florence F. Francis Transition Agreement

      99.5*    John W. Francis Employment Agreement

      99.6*    Side Letter Regarding Lease between The Francis Family Limited Partnership and the Registrant

      99.7*    Interim Earnings Release Side Letter between Florence F. Francis and the Registrant

------------------------

*   Previously filed.

**  Filed herewith.

    (b)  FINANCIAL STATEMENT SCHEDULES.

    All schedules are omitted because the required information is not applicable or is included in the Financial Statements of the Registrant and related notes.

    (c)  FINANCIAL ADVISOR REPORT.

    The opinion of U.S. Bancorp Piper Jaffray Inc. is attached as Appendix B to the Proxy Statement/ Prospectus that forms a part of this Registration Statement.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 19, 1999.

                                REGIS CORPORATION

                                By:           /s/ PAUL D. FINKELSTEIN
                                     -----------------------------------------
                                                Paul D. Finkelstein
                                              CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ MYRON KUNIN
------------------------------  Chairman of the Board and      May 19, 1999
         Myron Kunin            Director

   /s/ PAUL D. FINKELSTEIN
------------------------------  President, Chief Executive     May 19, 1999
     Paul D. Finkelstein        Officer and Director

                                Senior Vice
     /s/ RANDY L. PEARCE        President-Finance, Chief
------------------------------  Financial Officer, and         May 19, 1999
       Randy L. Pearce          Chief Accounting Officer

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

    /s/ CHRISTOPHER A. FOX
------------------------------  Executive Vice President       May 19, 1999
      Christopher A. Fox        and Director

------------------------------  Director
       Rolf F. Bjelland

    /s/ THOMAS L. GREGORY
------------------------------  Director                       May 19, 1999
      Thomas L. Gregory

      /s/ VAN ZANDT HAWN
------------------------------  Director                       May 19, 1999
        Van Zandt Hawn

      /s/ SUSAN S. HOYT
------------------------------  Director                       May 19, 1999
        Susan S. Hoyt

      /s/ DAVID B. KUNIN
------------------------------  Director                       May 19, 1999
        David B. Kunin